CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of our report dated February 28, 2020, relating to the financial statements and financial highlights of Timothy Plan US Large/Mid Cap Core ETF (formerly, Timothy Plan US Large Cap Core ETF), Timothy Plan US Small Cap Core ETF, Timothy Plan International ETF, and Timothy Plan High Dividend Stock ETF, four of the portfolios constituting The Timothy Plan, for the year ended December 31, 2019, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

April 28, 2020